Exhibit 99.1 ONE-TIME INDUCEMENT PERFORMANCE-BASED AWARD AGREEMENT This One-Time Inducement Performance-Based Award Agreement (this “Agreement”) is made and entered into effective as of the date listed below in Section 1 (the “Grant Date”), by and between Insight Enterprises, Inc. (the “Company”) and the individual whose name is listed below in Section 2 (“you”). The terms and conditions of this One-Time Inducement Performance-Based Award (the “Award”) are as set forth in this Agreement. This Award is granted outside of, and not pursuant to the Insight Enterprises, Inc. 2020 Omnibus Plan (the “Plan”) or any other shareholder-approved equity compensation plan. This Award is being granted as a material inducement to your acceptance of employment with the Company, in reliance on the exemption from shareholder approval provided by Nasdaq Listing Rule 5635(c)(4). The Award was approved by the independent members of the Company’s Board of Directors (the “Board”) and the Compensation Committee of Board. The Company will issue a press release disclosing the material terms of this Award in accordance with Nasdaq Listing Rule 5635(c)(4). Capitalized terms that are not defined in this Agreement have the meanings given to them in the Executive Employment Agreement between the Company and you executed on March 23, 2026 (the “Employment Agreement”). You agree and acknowledge the Award constitutes good and sufficient consideration for the terms of this Agreement. The Company has granted you Performance-Based Restricted Stock Units (“PSUs”), as follows: 1. Grant Date: April 15, 2026 2. Employee Name: Jacob Azagury 3. Employee ID: 4. Grant Number: 5. Target PSU Award: 133,085 6. Performance Period: April 15, 2026 – April 15, 2029 7. Vesting Schedule: Subject to Section 9 and except as otherwise provided in this Agreement, any PSUs that become earned during the Performance Period will vest on April 15, 2029 (the “Vesting Date”). Vested PSUs will be settled in accordance with Section 9. 8. Performance-Based Restricted Stock Units. a. Each PSU represents the right to earn, on a one-for-one basis, shares of the Company’s Common Stock, par value $0.01 (the “Shares”). b. The target number of Shares subject to this Award is set out in Section 5. Depending on the Company’s attainment of the Absolute Share Price Goals described in Attachment A during the Performance Period (the “Performance Goal”), and subject to your continued employment and other terms herein, you may earn from 0% to 200% of the Target PSUs as set forth in Attachment A. c. Other terms and conditions applicable to determining levels of attainment of the Absolute Share Price Goals and the Performance Goal are set out in Attachment A.

2 9. Vesting. a. The PSUs have been credited to a bookkeeping account on your behalf. The PSUs may become earned during the Performance Period upon achievement of the Absolute Share Price Goals in accordance with Attachment A. Any PSUs that become earned will vest on the Vesting Date, subject to your continued employment through the Vesting Date, except as otherwise provided in this Agreement. Once earned, PSUs remain subject to forfeiture until they vest. b. Upon the Vesting Date, and subject to Section 10 and Section 17(g), the Company will settle vested PSUs by issuing one Share for each vested PSU as soon as administratively practicable following the Vesting Date, and in all events no later than sixty (60) days thereafter, except as otherwise set forth in Section 9(d). c. The Award described by this Section 9(c) shall be earned, in whole, in part, or not at all, on the Vesting Date to the extent that the Performance Goal is attained. Except as otherwise set forth in Section 9(d), unless the Committee determines otherwise prior to your termination of employment, all unvested PSUs shall immediately be forfeited without payment of any further consideration to you, and you will not be entitled to receive the Shares underlying the unvested PSUs. d. Termination of Employment. 1. Termination for Cause; Voluntary Resignation. If your employment is terminated by the Company for Cause (as defined in your Employment Agreement), or if you voluntarily resign (other than due to death or Disability), all PSUs (whether or not earned) shall be immediately forfeited without consideration. 2. Termination by the Company Without Cause. Notwithstanding Section 9(c) above, if the Company terminates your employment without Cause prior to the Vesting Date, subject to the release requirement set forth in Section 9(d)(4), you will retain the PSUs that had become earned prior to your termination date (i.e., PSUs for which the applicable Absolute Share Price Goal was fully achieved, including satisfaction of the twenty (20) consecutive Trading Day condition, on or before the date of such termination) and all unearned PSUs shall be forfeited. Any retained earned PSUs shall vest and be settled only after the expiration of any applicable release revocation period and in no event will any payment or settlement be made pursuant to this Section 9(d)(2) more than seventy-five (75) days following your termination of employment by the Company without Cause. 3. Death or Disability. Subject to the release requirement in Section 9(d)(4) below, upon your death or Disability prior to the Vesting Date, then you (or your estate) shall retain a number of PSUs equal to the greater of: (i) the PSUs that had become earned pursuant to the Performance Goals prior to your death or Disability; or (ii) a pro-rata portion of the Target PSUs based on the number of full months of your employment during the Performance Period divided by the total number of months in the Performance Period. Any PSUs in excess of this amount shall be forfeited. For purposes of this Agreement, “Disability” has the meaning set forth in your Employment Agreement. Any PSUs that are earned pursuant to this Section 9(d)(3) will be settled only after the expiration of any applicable release revocation period and in no event will any payment or settlement be made pursuant to this Section 9(d)(3) more than seventy-five (75) days following your death or Disability. 4. Release Required. As a condition to vesting and settlement under Sections 9(d)(2) and (d)(3) in the event of termination without Cause, Disability, or death, you (or, in the case of death, your estate) must timely execute and not revoke a general release of claims in a form and at such time as acceptable to the Company. If you fail to

3 timely execute the required release, or if you revoke it, you will not be entitled to any earned PSUs under Sections 9(d)(2) or (d)(3). e. Change in Control. 1. Termination in Connection with a Change in Control. If a Change in Control occurs and your employment is terminated as described in Section 9(a) of your Employment Agreement, you shall vest in a number of PSUs equal to the greater of: (i) the PSUs that had become earned pursuant to the Performance Goals prior to your termination of employment in accordance with Section 9(a) of your Employment Agreement; or (ii) the Target number of PSUs. Such PSUs shall be settled within sixty (60) days of your termination in accordance with Section 9(a) of your Employment Agreement. 2. Board Determination of Material Impairment. If, before or immediately upon the occurrence of an event that would constitute a Change in Control, the Board, as constituted prior to the Change in Control, reasonably concludes, in good faith, that the value of the Award or your opportunity for future appreciation in respect of the Award will be materially impaired following the closing of the transaction that will result in the Change in Control, and your employment has not been terminated as described in Section 9(a) of your Employment Agreement, the PSUs shall be considered to be earned at the Target level and shall become fully vested immediately prior to (but contingent upon) the closing of the transaction that results in the Change in Control. Any portion that is not earned shall be forfeited. Such PSUs shall be settled within sixty (60) days of date of the Change in Control. f. Unless otherwise determined by the Committee and provided in this Agreement, the PSUs shall not be sold, transferred, assigned, encumbered, pledged or otherwise disposed of, whether voluntarily or by operation of law. g. Clarifications. 1. Once a tranche of PSUs becomes earned upon achievement of an Absolute Share Price Goal for the required number of consecutive Trading Days during the Performance Period, such tranche will not be unearned or reduced due to subsequent declines in share price, but remains subject to vesting and forfeiture as set forth herein. 2. Fractional PSUs shall be rounded down unless otherwise determined by the Committee. 3. The Committee shall determine, in good faith, whether and when an Absolute Share Price Goal has been achieved, including the start and end dates of any twenty (20) consecutive Trading Day measurement window, the applicable Closing Price, and appropriate equitable adjustments for stock splits, recapitalizations, extraordinary dividends, spin-offs, and other similar events. 10. Withholding Taxes. The Company shall have the power to withhold, or to require you to remit to the Company or to any Related Company, as applicable, up to the maximum amount necessary to satisfy federal, state, local and foreign withholding tax requirements in the applicable jurisdiction on any Award. The Company shall have discretion to determine the withholding amount, or the Company may (but is not required to) permit you to elect the withholding amount, within permissible limits as it deems appropriate, but in no event will such withholding amount be less than the minimum or more than the maximum amount necessary to satisfy federal, state, local or foreign tax withholding requirements in the applicable jurisdiction on any Award. To the extent that alternative methods of withholding are available under applicable tax laws, the Company shall have the power to choose among such methods. The Committee may permit you to satisfy all or part of your tax withholding obligations by (a) paying cash to the Company or to any Related Company, as applicable, (b) having the Company withhold an amount from any cash amounts otherwise due or to become due from the Company to you, (c) having the Company withhold a number of Shares that would otherwise be issued to you upon settlement of the PSUs having a fair market value equal to

4 the applicable withholding amount, or (d) surrendering a number of shares of Common Stock you already own having a value equal to the applicable withholding amount. The Company shall not be required to issue any shares of Common Stock or otherwise settle an Award until the withholding obligations described by this Section 10 are satisfied. 11. Voting and Other Rights. a. You will not have the right to vote the Shares underlying the PSUs at meetings of the Company’s stockholders until those PSUs have become vested Shares settled pursuant to this Agreement. b. The Award does not confer upon you any right to continue in the employ of the Company or a Related Company and the Company or a Related Company may terminate your employment or services at any time for any reason, with or without Cause. c. The Award is a one-time, discretionary award made by the Company, and the Company has no obligation to make a like award or any other award in any future period, and no such obligation will arise by reason of your availing yourself of the benefits of the Shares issued under the Award. Future awards, if any, will be at the sole discretion of the Company. d. You will not be entitled to receive a dividend equivalent for any of the PSUs granted under the Agreement. 12. Notices. Any written notice under the Agreement will be deemed given on the date that is three (3) business days after it is sent by registered or certified mail, postage prepaid, addressed to you at the address on file with the Company for you or to the Company at Insight Enterprises, Inc., 2701 E. Insight Way, Chandler, Arizona 85286, Attention: HR – Stock Administration. Any notice may be sent using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice will be deemed to have been duly given unless and until it is actually received by the intended recipient. You and the Company may change the address to which notices are to be delivered by giving the other party notice in the manner set forth in this Agreement. 13. Consent to Transfer Personal Data. By accepting the Award, you voluntarily acknowledge and consent to the collection, use, processing and transfer of personal data as described in this Section 13. You are not obliged to consent to such collection, use, processing and transfer of personal data. The Company and its Related Companies hold certain personal information about you, that may include your name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of stock held in the Company, or details of any entitlement to shares of stock awarded, canceled, purchased, vested, or unvested, for the purpose of implementing, managing and administering the Agreement (“Data”). The Company and/or its Related Companies will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your Award, and the Company and/or any of its Related Companies may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Agreement. These recipients may be located throughout the world, including the United States. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purpose of implementing, administering and managing your participation in the Agreement, including any requisite transfer of such Data as may be required for the administration of the Agreement and/or the subsequent holding of shares of stock on your behalf by a broker or other third party with whom you may elect to deposit any shares of stock acquired pursuant to the Agreement. 14. Independent Tax Advice. You acknowledge that determining the actual tax consequences to you of receiving or disposing of the Award and Shares may be complicated. These tax consequences will depend, in part, on your specific situation and may also depend on the resolution of currently uncertain tax law and other variables not within the control of the Company. You are aware that you should consult a competent and independent tax advisor for a full understanding of

5 the specific tax consequences to you of receiving the Award and receiving or disposing of the Shares. Prior to executing this Agreement, you either have consulted with a competent tax advisor independent of the Company to obtain tax advice concerning the receipt of the PSUs and the receipt or disposition of the Shares in light of your specific situation or you have had the opportunity to consult with such a tax advisor but chose not to do so. 15. General Provisions. a. Assignment. The Company may assign its forfeiture rights at any time, whether or not such rights are then exercisable, to any person or entity selected by the Committee. b. No Waiver. No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder. c. Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding on, the Company and its successors and assigns and you and your legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person will have become a party to this Agreement and agreed in writing to join herein and be bound by the terms and conditions hereof. d. Undertaking. You hereby agree to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or effect the provisions of this Agreement. e. Agreement Is Entire Contract. This Agreement, including Attachment A constitutes the entire agreement between the parties hereto with regard to the subject matter hereof. For the avoidance of doubt, the Insight Enterprises, Inc. 2020 Omnibus Plan does not govern or apply to this Award. f. Severability. If any provision of this Agreement is determined to be invalid, unenforceable or illegal, the validity or enforceability of the other provisions shall not be affected. g. 409A Compliance. The vesting and settlement of PSUs awarded pursuant to this Agreement are intended to either qualify for the “short-term deferral” exemption from Section 409A of the Code or to comply with Section 409A of the Code, as applicable, and the provisions of this Agreement will be interpreted, operated, and administered in a manner consistent with these intentions. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion to unilaterally amend or modify this Agreement to ensure that the PSUs qualify for exemption from or comply with Section 409A of the Code; provided, however, that the Company makes no representations that the PSUs will be exempt from or comply with Section 409A of the Code, and makes no undertaking to preclude Section 409A of the Code from applying to the PSUs, and the Company will have no liability to you or any other party if a payment under this Agreement that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto. h. Governing Law. The governing law for this Agreement and its Attachment shall be Arizona. i. Amendments and Modifications. The Committee or its designee may, in the Committee’s or the designee’s sole and absolute discretion, as applicable, amend or modify this Agreement in any manner that is either (i) not adverse to you, or (ii) consented to by you. j. Clawback. The Award is subject to potential forfeiture or recovery to the fullest extent called for by the Company’s Clawback Policy. By accepting the Award, you consent to the

6 Clawback Policy and agree to be bound by and comply with the Clawback Policy and to return the full amount required by the Clawback Policy. To satisfy any recoupment obligation arising under the Clawback Policy or otherwise under applicable laws, rules, or stock exchange listing standards, among other things, you expressly and explicitly authorize the Company to issue instructions, on your behalf, to any brokerage firm or service provider engaged by the Company to hold any Shares or other amounts required pursuant to the Award to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company upon the Company’s enforcement of the Clawback Policy. 16. Voluntary Agreement; Legal Review. You agree that you: (i) have read and understand this Agreement and its Attachment in their entirety; (ii) may before signing this Agreement, if you desire, obtain advice from legal counsel of your choice to advise you on this Agreement; and (iii) have freely and voluntarily entered into this Agreement. 17. Acceptance of Terms and Conditions. By accepting the Award and the Shares, you agree to be bound by the terms and conditions in this Agreement, and any and all rules and regulations established by the Company in connection with this Award. Insight Enterprises, Inc., a Delaware corporation _/s/ Karim Adatia________________________ Signature Name: Karim Adatia Title: SVP, General Counsel and Corporate Secretary I have agreed to this Agreement electronically and to execute this document by electronic signature. Jacob Azagury ________________ Employee’s Printed Name _/s/ Jacob Azagury_____________ Signature 04/15/2026___________________ Date

A-1 ATTACHMENT A Absolute Share Price Goal The following table sets forth the Absolute Share Price Goals, the required sustained trading-day condition, and the corresponding percentage of PSUs that will be earned upon achievement, subject to continued employment. Achievement requires the applicable Closing Price to meet or exceed the Share Price Goal for twenty (20) consecutive trading days at any time during the Performance Period. Tier Share Price Goal (Percentage Growth based on NSIT Closing Price on April 15, 2026) Consecutive Trading Days Earnout Percentage of Target PSUs Tier 1 $100 20 50% Tier 2 $135 20 100% (50% + additional 50%) Tier 3 $150 20 200% (100% + additional 100%) (1) Once a tier is achieved, the corresponding Earned Percentage will be deemed earned as of the date the twenty (20) consecutive Trading Day condition is satisfied, subject in all cases to the vesting schedule set forth in Section 7. (2) “Closing Price” means the closing market price of the Company’s common stock on the principal exchange on which such stock is traded. (3) “Trading Day” means any day on which the principal exchange is open for trading. (4) For the avoidance of doubt in applying these goals: • No Interpolation: Achievement is determined solely by the attainment of the specific Share Price Goals set forth above. Amounts between tiers do not earn any portion of the PSUs. • Closing Price Only: Achievement is measured exclusively by the Closing Price. Intraday prices (e.g., intraday highs) are disregarded for purposes of the Agreement. • No Rounding: The Closing Price will not be rounded to the nearest dollar. The Closing Price must be at or above the applicable Share Price Goal to satisfy a tier. (5) Once earned, PSUs remain subject to vesting and forfeiture in accordance with the Agreement. Subsequent share price declines do not reduce previously earned PSUs.